UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 26, 2023

CANOO INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-38824 (Commission file number)	82-1476189 (I.R.S. employer identification number)

19951 Mariner Avenue, Torrance, California 90503
(Address of principal executive offices) (Zip Code)

(424) 271-2144

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	GOEV	The Nasdaq Global Select Market
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share	GOEVW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2023, Canoo Inc. (the “Company”) announced the appointment of Greg Ethridge as Chief Financial Officer of the Company, effective immediately. Mr. Ethridge will also continue to serve as a member of the Board of Directors (the “Board”) until no later than December 31, 2023.

Mr. Ethridge, age 47, has served as a member of the Company’s Board of Directors since December 2020, and, prior to this, served as President, Chief Operating Officer, and a director of Hennessy Capital Investment Corp. V from January 2021 to December 2022 and President, Chief Operating Officer, and a director of Hennessy Capital Acquisition Corp. IV from February 2019 to December 2020. Mr. Ethridge also served as President, Chief Operating Officer, and director of Hennessy Capital Investment Corp. VI (NASDAQ: HCVI) (“HCVI”) from October 2021 to August 2023, resigning as President and Chief Operating Officer in connection with his appointment as the Company’s Chief Financial Officer and will continue to serve as a member of HCVI’s board of directors. He has also served as Chairman of Motorsports Aftermarket Group, a designer, manufacturer, marketer and distributor of aftermarket parts, apparel and accessories for the motorcycle and power sports industry since June 2019. He previously served as President of Matlin & Partners Acquisition Corporation from January 2017 to November 2018, at which time it merged with U.S. Well Services, LLC to become U.S. Well Services, Inc., a growth and technology-oriented oilfield service company focused exclusively on hydraulic fracturing which was subsequently sold to ProFrac Holding Corp. (NASDAQ: ACDC) in November 2022. He also served as Senior Partner of MatlinPatterson Global Advisers LLC, or MatlinPatterson, from January 2009 to December 2019. Mr. Ethridge holds a BBA and a Masters in Accounting from The University of Texas at Austin.

In connection with his appointment as Chief Financial Officer of the Company, Mr. Ethridge entered into an offer of employment letter, dated as of August 27, 2023 (the “Offer Letter”), with the Company. Pursuant to the Offer Letter, Mr. Ethridge will be entitled to receive (a) an annual base salary of $490,000, (b) an annual target bonus opportunity of 100% of base salary, subject to a maximum bonus opportunity of 200% of base salary, and (c) a time-based restricted stock unit award (the “RSU Award”) equal to 1,500,000 shares of the Company’s common stock on the applicable grant date, which award will vest based on the Company’s standard four-year time-vesting schedule. In the event of Mr. Ethridge’s termination by the Company or its subsidiaries without “cause” or if Mr. Ethridge leaves for “good reason” (each as defined under the Offer Letter), he will be entitled to receive 12 months of (i) base salary, (ii) continued vesting of the RSU Award, and (iii) continued healthcare benefits. The Company and Mr. Ethridge anticipate entering into an employment agreement that will supersede the Offer Letter and cover the terms of his employment in greater detail.

The foregoing description of the Offer Letter does not purport to be complete, including with respect to the parties’ rights and obligations thereunder, and is qualified in its entirety by reference to the full text and terms of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Company is not aware of any related transactions or relationships between Mr. Ethridge and the Company that would require disclosure under Item 404(a) of Regulation S-K. Mr. Ethridge does not have any family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There are no arrangements or understandings between Mr. Ethridge and any other person pursuant to which Mr. Ethridge was selected as an officer of the Company.

Effective August 26, 2023, Ken Manget, who served as the Company’s Chief Financial Officer since January 26, 2023, will no longer serve as the Company’s Chief Financial Officer.

Item 7.01	Regulation FD.

On August 28, 2023, the Company issued a press release announcing recent changes to the Company’s executive management team, including those disclosed above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1 to this Current Report on Form 8-K, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter dated as of August 27, 2023, by and between Canoo Inc. and Greg Ethridge.
99.1	Press Release dated August 28, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2023	CANOO INC.

	By:	/s/ Hector Ruiz
	Name:	Hector Ruiz
	Title:	General Counsel and Corporate Secretary